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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

Biglari Capital Corp.

THE LION FUND II, L.P.

Biglari holdings inc.

First Guard Insurance Company

Southern Pioneer Property and Casualty Insurance Company

SPP&C Holding Co., Inc.

Sardar Biglari

raymond p. barbrick

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Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its director nominee at the 2020 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

Item 1: On October 8, 2020, Biglari issued a public letter to shareholders of the Company, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2: Also on October 8, 2020, Biglari issued the following press release:

BIGLARI CAPITAL CORP. ISSUES LETTER TO SHAREHOLDERS OF

CRACKER BARREL OLD COUNTRY STORE, INC.

SAN ANTONIO, TX — October 8, 2020 —Biglari Capital Corp., today issued the following letter to shareholders of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL). See below1 for the shareholder letter in its original form.

Dear Fellow Shareholder:

As significant owners of Cracker Barrel Old Country Store, Inc. (the “Company”) stock, we have nominated Raymond Barbrick, an experienced restaurant executive, to represent all shareholders on the Company’s board of directors (“the Board”).

We know why we are going through all the effort of a proxy contest: to protect our approximately $240 million investment. But why is the Board spending millions of dollars of shareholders’ money to resist placing one seasoned restaurant executive on the Board? The main reason we requested only one board seat was to avoid a proxy battle.

It is inexcusable and inexplicable that the Board approved the acquisition of Punch Bowl Social, an investment that lost $137,100,000 within eight months, representing a loss of 100%.

My aim in this letter is to present you with the facts underlying Cracker Barrel’s strategy and the reasons why adding an independent, unaffiliated board member would be beneficial to enhancing the value of your shares.

1)	What exactly is Cracker Barrel’s strategy?

CEO Sandy Cochran stated in her 2017 letter to shareholders, “We remained focused on our long-term strategic plan to ‘Enhance the Core, Expand the Footprint, Extend the Brand.’” This three-pronged strategy has frequently been reinforced by Ms. Cochran, including in her most recent letter of October 1, 2020: “Since 2011, we have deployed our capital and built our strategic plans around a framework of Enhancing Our Core, Expanding our Footprint, and Extending our Brand.” As stated in the Company’s 2020 Annual Report on Form 10-K:

1 http://www.enhancecrackerbarrel.com/pdfs/ShareholderLetter8.pdf

“Our long-term strategy includes the following:

•	Enhancing the Core business to drive sustainable sales growth and continued business model improvements. During 2020, we focused on driving topline sales by accelerating our off-premise business….

•	Expanding the Footprint by building profitable new stores in core and developing markets. In 2020, we opened four new Cracker Barrel locations.

•	Extending the Brand to further drive shareholder value creation by developing new platforms to drive growth…”

“Enhancing the Core” — We fully support enhancing the core base of existing Cracker Barrel stores. In our view, enhancing the core — that is, improving store-level performance — represents the greatest lever to augment value. From fiscal 2005 through fiscal 2011, cumulative guest traffic declined by 14.6%. Even with a refreshed Board, fewer cumulative guests were generated from fiscal 2012 through fiscal 2019. In sum, from 2005 through the end of 2019, guest traffic declined by 18.6%. Consequently, an increase in guest traffic by one-fifth would take the brand back to about the same number of customers that it had walk through its doors in the mid-2000s. Such a return in guest traffic would add more than $600 million in annual revenue, which would leverage fixed assets and boost pre-tax earnings, we estimate, by over $200 million. In other words, there are billions of dollars in latent shareholder value to unlock. The Board should focus on such value-creating strategies rather than on distracting concepts that bear no resemblance to Cracker Barrel.

“Expanding the Footprint” — This strategic priority means opening new Cracker Barrel stores. We question the expansion of the footprint because we do not have the data necessary to assess its validity. And we have reason to question its value creation: The last time data were provided to shareholders, the returns were around 4%, using the calculation of the Company’s own referenced authority on the subject. (For more information, visit enhancecrackerbarrel.com/pdfs/CBRL_sh_special_dividend_letter.pdf.2) The Company had the stated goal of growing unit count by 2% to 5% per annum, which would have added approximately 12 to 30 units per year. We believe our involvement caused management to curtail its planned expansion of the footprint. From fiscal 2012 to fiscal 2020, Cracker Barrel opened an average of about seven units per year. The aggregate spend over the last nine years has been about $324 million for 64 new locations. We could fully support store expansion if shareholders were provided data that demonstrated strong returns on capital. But we remain skeptical for two reasons: (1) the Board and management have refused to supply the data necessary to judge unit-level performance; and (2) when each new unit in fiscal 2020 cost an average of $7.85 million yet the average revenue per unit in fiscal 2019 was about $4.66 million, we believe that unit economics are subpar.

The sales-to-investment ratio is critical for any new restaurant. Most restaurants attempt to generate a minimum of a 1:1 sales-to-investment ratio. In fiscal 2020, Cracker Barrel had one of the industry’s worst ratios, at .59. That means every dollar of investment is expected to generate only 59 cents in sales, using the average unit volume of fiscal 2019, which excludes the effects of Covid-19. Such a ratio would be acceptable if Cracker Barrel were selling diamonds instead of dumplings. Both the fiscal 2020 figures and the downward trend of ratios should be concerning to every shareholder.

2 www.enhancecrackerbarrel.com/pdfs/CBRL_sh_special_dividend_letter.pdf

Fiscal Year	Sales-to-Investment Ratio
2020.....................................................	.59
2019.....................................................	.74
2018.....................................................	.75
2017.....................................................	.90

The longer the present Board prevails, the more vexing the situation becomes. Ms. Cochran became the CFO of Cracker Barrel in 2009; two years later she became the CEO. In 2009, the Company’s average unit volume was $4.05 million, and the investment cost of a Cracker Barrel store was approximately $3.45 million. Over the past decade, from 2009 through 2019, unit sales grew from $4.05 million to $4.66 million, an increase of 1.4% per annum, a figure registering below the consumer price index. However, the investment cost in fiscal 2020 had risen to approximately $7.85 million. Why would costs more than double for a new unit? And why has Cracker Barrel not been able to increase sales above the rate of inflation? It is important to note that these trends took shape under the watch of the current management and Board.

To put the 2009–2019 decade in perspective, another differentiated casual dining brand, Texas Roadhouse, had an average unit volume of $3.66 million in 2009, yet a decade later it had grown unit sales to $5.56 million — a nearly $2 million jump, representing a 52% increase. Moreover, its sales-to-investment ratio is over 1:1. (Cracker Barrel identifies Texas Roadhouse in its peer group.)

It should now be evident why we have repeatedly asked the Cracker Barrel Board to release data regarding new store investment in our quest to better understand new unit economics. Even if we center on different time periods over the past decade to assess performance — say, since 2013 or
2016 — the investment cost per store has nearly doubled, average unit volume has slightly increased, and customer traffic has declined. Notwithstanding the aforementioned, however, our biggest criticism is reserved for the “third strategic priority.”

“Extending the Brand” — Where we have our greatest concern is with the third strategic priority, which morphed over the years to include “new concepts and acquisitions.” Initially it meant adding new revenue sources tied to the Cracker Barrel brand, such as the licensing of products, an idea we presented; management rejected the proposal at first but ultimately adopted it in 2012. But when the priority turned to “new concepts and acquisitions,” we believe management and the Board erred. For starters, the objective’s name, “extending the brand,” is now a misnomer: The Cracker Barrel brand is not being extended. It is currently a diversification strategy away from the Cracker Barrel brand. These “new concepts and acquisitions” are unproven businesses that are both unrelated to the brand and financially burdensome under the umbrella of the corporation. Such activity resembles that of a venture capital operation, in which no one on the Board or management, to our knowledge, has any experience — whether founding, investing in, or operating one. Shortly after purchasing Punch Bowl Social, Ms. Cochran stated, “We believe this [Punch Bowl Social] investment provides another growth vehicle by allowing us to enter a new and expanding segment through our non-controlling interest in this award winning, highly differentiated brand with strong growth potential. We’re excited about the relationship and we believe we can help Punch Bowl Social scale and reach its potential through this partnership. The Punch Bowl Social management team continues to operate its business from its Denver headquarters, [and] we will provide input and strategic advice.” This type of venture capital investment should have been rejected by the Board. Both Holler & Dash and Punch Bowl Social have been complete failures. This is not inconsequential. The Company in effect burned 50% of its fiscal 2019 pre-tax earnings via the total investment loss in Punch Bowl Social.

When you have an A+ brand such as Cracker Barrel, the key is to ensure A+ performance without the distraction of money-losing projects. The basic idea behind the strategy should be to focus on the tried and true but reject the “hot and new.” First it was Holler & Dash, which was announced in 2016 with great fanfare. After three years, it had a total of seven units. Then Punch Bowl Social was the next hot thing. Here, too, management began to see issues with Punch Bowl Social as soon as it purchased the concept. The first location to open after Cracker Barrel acquired Punch Bowl Social was in Fort Worth, Texas. Unfortunately, this unit permanently closed within 78 days. During the Q1 2020 earnings call on November 26, 2019, Ms. Cochran said, “So we’re disappointed that Fort Worth wasn’t successful….But as Jill said, it’s a young brand. There’s going to be learnings.” Most new restaurants get off to a great start, but all too often they cannot sustain their performance to earn a satisfactory return on investment. Yet Punch Bowl Social is a bar concept much like a nightclub, so it operates very differently from a brand like Cracker Barrel. To put the closure in perspective, from 1969 through 2019, Cracker Barrel only closed about 20 units. Cracker Barrel has 663 stores, so it closed just 3% of its stores over its 50-year history. This is a remarkable feat, and demonstrates the power of the Cracker Barrel brand. It also exposes the inherent flimsiness of the Punch Bowl Social bar concept.

In the late 1990s, Cracker Barrel attempted to diversify by purchasing Logan’s Roadhouse. The Company disposed of it in 2006. In early 2020, Logan’s Roadhouse filed for bankruptcy. We now have a “refreshed” Board, and it met the investment equivalent of Waterloo in Punch Bowl Social. Losing $137 million of shareholders’ money in eight months with a venture capital investment is reason enough to add one board member with restaurant experience.

We believe it is a strategic error to pursue the unknown and unproven when there is a known and proven Cracker Barrel brand with high profit potential attached.

It is time to eliminate the idea of extending beyond the Cracker Barrel brand; disclose data on the expansion of the footprint; and, above all, focus on enhancing the core Cracker Barrel brand.

2)	Why Raymond Barbrick should replace Norman Johnson

As stated in the Company’s proxy, Norman Johnson became a director in August 2012. His background is in industrial companies, namely a filtration company; a business engaged in providing truckload, intermodal, and logistics solutions for trucking fleets; and a manufacturer of valves, engineered products, and subsystems used in the energy, aerospace, and industrial markets. Mr. Johnson’s qualifications for the Cracker Barrel Board are specified as follows:

“Leadership Experience — former President, Chairman and Chief Executive Officer of CLARCOR; former Chair of the Corporate Governance Committee and Compensation Committees of Schneider, and former director CIRCOR; intimate knowledge of integration and distribution networks as well as acquisition and growth strategies.”

By the Company’s own admission, Mr. Johnson possesses neither financial nor restaurant industry experience. Thus, his main contribution has been in the form of “acquisition and growth strategies.” Since 2012, “acquisition and growth strategies” have destroyed value at Cracker Barrel. His lack of restaurant experience, combined with the Board’s start-up and acquisition of multiple restaurants, has had a demonstrably deleterious effect on the Company’s value. We do not believe Mr. Johnson has the requisite knowledge or experience in the restaurant domain to challenge structure, strategy, or financial matters as they pertain to restaurant acquisition and growth strategies. Furthermore, the Board should avoid an acquisition-oriented director, for we believe the Company should not be seeking to make venture capital investments in unproven businesses such as the bar concept Punch Bowl Social. The question to ask is, Why did the Company appoint Mr. Johnson to the Board in the first place?

By contrast, our nominee, Raymond Barbrick, has over 30 years of restaurant experience in casual dining chains and quick-service restaurants. Mr. Barbrick has been the CEO of many restaurant companies over the years, overseeing various operations. He also knows the particular perils of multi-concept restaurant companies. Ms. Cochran’s October 1, 2020 letter criticized Mr. Barbrick’s candidacy by stating that he is not “sufficiently experienced or differentiated to add value to our Board” and that his company “largely exited the casual dining segment in which Cracker Barrel operates.” Let us point out that Ms. Cochran herself was previously the CEO of Books-A-Million, a failed bookstore enterprise, before joining Cracker Barrel in 2009. Prior to Cracker Barrel, none of the current board members had experience in the casual dining segment of the restaurant industry. In contrast to them, Mr. Barbrick has operations expertise in casual dining restaurants. He is currently President and Co-CEO of The Baird Group, a hospitality company operating quick-service restaurants as well as hotels. If he had continued to operate in the casual dining segment — which his company exited in March 2020 — I believe the Company would have raised “potential conflicts of interest and legal issues,” as they have done in the past with our nominee recommendations. Plainly, we made sure to nominate someone with a long history of restaurant experience and who poses no competitive threat to Cracker Barrel.

We believe that with his extensive restaurant background, Mr. Barbrick would be invaluable as a board member, and would strive to (1) bring discipline to the Company’s capital allocation; (2) focus the Board and management on the Cracker Barrel brand; (3) reject all egregious acquisitions and investments; (4) disclose to shareholders the returns on capital deployed in new stores opened in the past decade; and (5) return capital to shareholders through dividends and/or share repurchases.

* * *

The fact remains that my company is not seeking to replace the entire Board. And neither am I running for a board seat. In the context of my proposing one board seat, my NYSE-listed company, Biglari Holdings, is irrelevant. But just a few words, since Ms. Cochran takes exception to my business in her seven-page letter. (It is also important to note that Ms. Cochran’s letter is long on rhetoric but short on data.) My holding company is engaged in diverse businesses, including property and casualty insurance, oil and gas, and restaurants, among other interests. It owns Western Sizzlin and Steak n Shake, two restaurant companies that undoubtedly were broken when we took them over. But each was saved, and each has created considerable value for its parent company. In fact, when we took over Steak n Shake in August 2008, it was losing $100,000 per day. Nonetheless, in the midst of the Great Recession, we turned Steak n Shake around. Of course, it is to be expected of a board and management, when they find themselves embarrassed and unable to defend their strategy, to resort to making inflammatory and misleading statements.

In the end, this election is not about my company or what is good for our group but what is good for all shareholders. After the dismal outcomes of chancy, unrelated acquisitions and start-ups, we believe shareholders would benefit from being represented on the Board by an individual with an extensive restaurant background. Shareholders have rights and the Board has a responsibility to serve the best interests of the Company’s owners. Our nominee, Raymond Barbrick, is committed to upholding that responsibility.

The Cracker Barrel annual meeting is about you, the stockholder. We hope you will support our nominee for your own benefit, and we greatly appreciate your consideration.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

Item 3: Also on October 8, 2020, Biglari posted the following materials to www.enhancecrackerbarrel.com, including the letter to shareholders attached hereto as Exhibit 99.1, which is incorporated herein by reference:

ENHANCE
CRACKER BARREL

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